Exhibit 10.39

Freddie Mac Loan No. 708657427

Reference Number: B6J1498

Buyer LEI: 549300407VJ8KUJI4Q60

Seller LEI: TVJ8SHLIZL0RGWGDTN03

Unique Swap Identifier (USI): 1030443023 PRISM000000000000000000B6J149800

RATE CAP AGREEMENT (LIBOR)

THIS RATE CAP AGREEMENT (this “Agreement”) is dated as of October 11, 2016 between SMBC CAPITAL MARKETS, INC., a Delaware corporation (“SMBC CM” or the “Seller”) and BR CARROLL GLENRIDGE, LLC, a Delaware limited liability company (the “Buyer”), whereby the parties agree as follows:

Section 1. Definitions and Incorporated Terms. For purposes of this Agreement, the terms set forth below in the Cap Transaction Profile or in Exhibit A shall have the meanings there indicated and capitalized terms that are used and not otherwise defined herein shall have the meanings given to them (as completed herein, where applicable) in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.

Cap Transaction Profile

Notional Amount:	USD $48,431,000.00

Trade Date:	October 11, 2016

Effective Date:	October 11, 2016

Termination Date:	November 1, 2019

Fixed Amount:

Fixed Rate Payer:	Buyer

Fixed Rate Payment Date:	October 13, 2016

Fixed Amount:	USD $29,300.00

Floating Amounts:

Floating Rate Payer:	Seller

Cap Rate:	3.02% per annum

Floating Rate Payment Dates:	First calendar day of each month, commencing on November 1, 2016, and ending on the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Calculation Periods:	From and including the first (1st) day of each month to but excluding the first (1st) day of the following month starting with the Effective Date and continuing up to but excluding the Termination Date, with No Adjustment to Period End Dates.

Initial Period:	From and including the Effective Date to but excluding November 1, 2016.

Floating Rate Option:	British Bankers Association’s (“BBA”), as now administered by ICE Benchmark Administration Limited (“ICE”) one-month LIBOR Rate for United States Dollar deposits as of 11:00 a.m. (London time) on the first London Banking Day preceding the applicable Reset Date (the “Index”); provided, however, that if the BBA/ICE USD LIBOR Rate is not published as set forth above for any Reset Date during the Term, the Calculation Agent, in consultation with the Federal Home Loan Mortgage Corporation (“Freddie Mac”), will determine an appropriate index as a substitute for the Index on such Reset Date.

Floating Rate Day
Count Fraction:	Actual/360

Reset Dates:	First day of each Calculation Period.

Weighted Average Method:	Not Applicable

Business Days:	A day other than (a) a Saturday or a Sunday, (b) any day on which banking institutions located in the city of New York, New York are authorized or required by law to close, (c) a day on which the New York Stock Exchange is closed or (d) any day on which Freddie Mac is closed.

Rounding Convention:	The simple arithmetic mean of rates expressed as a percentage rounded to five decimal places.

Calculation Agent:	The Seller

Additional Defined Terms

“Credit Support Document” means the Guaranty of the Credit Support Provider Collateral Trust Agreement and Supplement thereto, each as identified in Exhibit A hereto.

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“Credit Support Provider” means the Person (if any) identified as such in Part 3 of Exhibit A.

“Damages” means an amount determined as provided in Section 12(b).

“Early Termination Date” has the meaning given to that term in Section 11(b).

“Local Business Day” in relation to a party means a day on which commercial banks in the city indicated in that party’s address for notices hereunder are open for business.

“Market Quotation” means an amount determined as provided in Section 13.

“Moody’s” means Moody’s Investors Service, a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company, or any other organization or entity, whether governmental or private.

“Reference Market-maker” has the meaning given to that term in Section 13(a).

“S&P” means Standard & Poor’s Ratings Services, McGraw-Hill Financial, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.

“Taxes,” with respect to payments hereunder by the Seller, means any present or future taxes, levies, imposts, duties or charges of any nature whatsoever that are collectible by withholding except for any such tax, levy, impost, duty or charge that would not have been imposed but for the existence of a connection between the Buyer and the jurisdiction where the Tax is imposed.

“Termination Event” has the meaning given to that term in Section 9.

Section 2. Payments. On the Fixed Rate Payment Date, Buyer shall pay the Fixed Amount and, on each Floating Rate Payment Date, Seller shall pay the Floating Amount for the Calculation Period ending on that Payment Date. The Seller’s obligation to make any payment hereunder shall be subject to the condition precedent that the Buyer has paid the Fixed Amount. If the Buyer fails to pay the Fixed Amount to the Seller as and when due hereunder and does not remedy the failure on or before the third Local Business Day after notice from the Seller (the “Cure Period”), the Seller may, by notice to the Buyer given not later than the fifth Local Business Day after the end of the Buyer’s Cure Period, declare this Agreement to be terminated, whereupon neither party shall have any further obligation hereunder, except for the Buyer’s obligation to pay interest pursuant to Section 4. Notwithstanding the foregoing, the Buyer shall, upon failure to pay the Fixed Amount, remain liable to the Seller to pay the value of this Agreement, calculated, on the date Seller declares this Agreement terminated, on the basis of Market Quotation, which, for purposes of this Section 2 only, shall be determined pursuant to Section 12, substituting the word “Seller” in each instance when the word “Buyer” is utilized in such section and the quotation referred to in Section 12(b) shall be the amount in Dollars that a Reference Market-Maker would charge as a Fixed Amount on such date of declaration of termination. The value of this Agreement, if any, shall be the original Fixed Amount less the amount of the Market Quotation determined in the manner described in the previous sentence. If the difference is a negative number, the value of this Agreement shall be zero. The Buyer and Seller agree that Freddie Mac shall not be liable for payment of the Fixed Amount or any payment due Seller upon Buyer’s failure to pay the Fixed Amount.

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Section 3. Making of Payments. All payments hereunder shall be made to the account of the intended payee specified in Exhibit A, or to such other account that party may have last specified by notice to the party required to make the payment. All such payments shall be made in funds settled through the Federal Reserve Wire Network or such comparable same-day electronic fund transfer clearing system as is customary at the time for the settlement in New York City of banking transactions denominated in Dollars.

Section 4. Interest on Overdue Amounts. If any amount due hereunder is not paid when due, interest shall accrue on that amount for each day such amount remains unpaid at a rate per annum equal to the sum of (x) one percent (1%) and (y) the rate per annum equal to the cost (without proof or evidence of any actual cost) to the intended payee (as certified by it) if it were to fund, or for funding of, the relevant amount for that day.

Section 5. Supervening Illegality. If it becomes unlawful for either party to make any payment to be made by it hereunder, as a result of the adoption of, or any change in, or change in the interpretation of, any law, regulation or treaty, that party shall give notice to that effect to the other party and shall use reasonable efforts (a) to assign or transfer its rights and obligations under this Agreement, subject to Section 15, to another of its branches, offices or affiliates, or to any leading participant in the interest rate cap market, that may make those payments lawfully and without withholding for or on account of Taxes or (b) to agree with that other party to modify this Agreement or change the method of payment hereunder so that the payment will not be unlawful. If an assignment or agreement is not made as provided herein on or before the tenth Business Day after that notice becomes effective, either party may give notice of termination as provided in Section 11.

Section 6. Taxes.

(a)          Except as otherwise required by law, each payment hereunder shall be made without withholding for or on account of Taxes. If a party is required to make any withholding from any payment under this Agreement for or on account of Taxes, it shall:

(i)          make that withholding;

(ii)         make timely payment of the amount withheld to the appropriate governmental authority;

(iii)        forthwith pay the other party such additional amount as may be necessary to ensure that the net amount actually received by it free and clear of Taxes (including any Taxes on the additional amount) is equal to the amount that it would have received had no Taxes been withheld; and

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(iv)        on or before the thirtieth day after payment, send the payee the original or a certified copy of an official tax receipt evidencing that payment; provided, however, that if the representation and warranty made by a party in Section 7(d) proves not to have been true when made or, if repeated on each Payment Date, would not then be true, or if a party fails to perform or observe any of its covenants set forth in Section 7 or Section 8, the other party shall be under no obligation to pay any additional amount hereunder to the extent that the withholding would not have been required if the representation and warranty had been true when made, or would have been true if so repeated, or if the failure had not occurred.

(b)          If a party would be required to make any withholding for or on account of Taxes and pay any additional amount as provided in Section 6(a) with respect to any payment to be made by it in accordance with Section 2, it shall give notice to that effect to the other party and shall use reasonable efforts

(i)          to assign or transfer its rights and obligations under this Agreement, subject to Section 15, to another of its branches, offices or affiliates, or to any leading participant in the interest rate cap market, that may make the payments to be made by it hereunder lawfully and without withholding for or on account of Taxes; or

(ii)         to agree with that other party to modify this Agreement or change the method of payment hereunder so that those payments will not be subject to the withholding. If an assignment or agreement is not made as provided herein on or before the tenth day after that notice becomes effective, the party that would be required to make the withholding may give notice of termination as provided in Section 11.

(c)          In addition, each party agrees with the other that it will deliver to the other party any forms, documents or certificates relating to taxation and observe any covenants set forth in Exhibit B.

Section 7. Representations and Warranties.

(a)           Each of the parties makes the representations and warranties set forth below to the other as of the date hereof:

(i)          It is duly organized and validly existing and has the corporate, partnership or other power as a company and the authority to execute and deliver this Agreement and to perform its obligations hereunder;

(ii)         It has taken all necessary action to authorize its execution and delivery of this Agreement and the performance of its obligations hereunder;

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(iii)        All governmental authorizations and actions necessary in connection with its execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained or performed and remain valid and in full force and effect;

(iv)        This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement, subject to all applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally; and

(v)         Each of the documents delivered by it hereunder is, as of the date stated in such document, true, accurate and complete in every material respect or, in the case of financial statements, fairly presents the condition of the Person indicated therein.

(b)          The Buyer makes the following representations and warranties to the Seller:

(i)          It is an Eligible Contract Participant as defined in Section 1a of the Commodity Exchange Act, as amended (“CEA”).

(ii)         It is not a Special Entity as defined in 17 CFR 23.401(c) (a governmental entity, employee benefit plan or an endowment).

(c)          The Seller makes the following additional representations and warranties to the Buyer:

(i)          No event or condition that constitutes (or that with the giving of notice or the lapse of time or both would constitute) a Termination Event with respect to it has occurred and is continuing or will occur by reason of its entering into or performing its obligations under this Agreement;

(ii)         There are no actions, proceedings or claims pending or, to its knowledge, threatened, the adverse determination of which might have a materially adverse effect on its ability to perform its obligations under, or affect the validity or enforceability against it of this Agreement;

(iii)        Each of the documents delivered by the Seller hereunder is, as of the date stated in such document, true, accurate and complete in every material respect or, in the case of financial statements, fairly presents the condition of the Person indicated therein; and

(iv)        Seller shall be the reporting party for the Transaction pursuant to the requirements of 17 CFR 45.8(a).

(d)          In addition, each of the Buyer and the Seller makes the representations and warranties set forth in Exhibit B hereof to the other and covenants as set forth therein with the other with respect to certain matters relating to Taxes.

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Section 8. Documents. At or before the time of execution of this Agreement each party shall deliver to the other party evidence of the truth and accuracy of such party’s representations in subsections (ii) and (iii) of Section 7(a) as well as evidence of the authority, incumbency and specimen signature of each Person authorized to execute and deliver this Agreement or any other document to be delivered under this Agreement. In addition, the Seller shall deliver to the Buyer at the times specified in Part 2 of Exhibit A, each of the documents there specified.

Section 9. Termination Events. (a) For purposes of this Agreement, “Termination Event” means each of the events and circumstances listed below:

(i)          The Seller fails to pay any amount payable by it hereunder as and when that amount becomes payable and does not remedy that failure on or before the third Local Business Day after notice from the Buyer of the failure;

(ii)         Any representation or warranty made by the Seller in this Agreement, other than in Section 7(d), or made by any Credit Support Provider in any Credit Support Document (or document related thereto) delivered hereunder proves to have been incorrect, incomplete or misleading in any material respect at the time it was made, or the Seller fails to deliver any document it is required to deliver as provided in Part 2 of Exhibit A and does not remedy that failure on or before the thirtieth day after notice from the Buyer of the failure or, in the case of failure to deliver a Credit Support Document, does not remedy that failure immediately;

(iii)        The Seller or any Credit Support Provider for the Seller becomes the subject of any action or proceeding for relief under any bankruptcy or insolvency law or any law affecting creditors’ rights that is similar to a bankruptcy or insolvency law or law relating to the composition of debts or seeks or becomes subject to the appointment of a receiver, custodian or similar official for it or any of its property or fails or is unable to pay its debts generally as they fall due;

(iv)        The Seller or any Credit Support Provider for the Seller fails to pay any amount payable by it to the Buyer under any other agreement or under any instrument of the Seller or any Credit Support Provider held by the Buyer and does not remedy that failure during any applicable cure period;

(v)         The Seller or any Credit Support Provider for the Seller fails to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document to which it is a party if the failure is not remedied during any applicable cure period; or any Credit Support Document expires or terminates or fails or ceases to be in full force and effect (in either case, other than in accordance with its terms) prior to the satisfaction of all obligations of the Seller under this Agreement; or the Seller or any Credit Support Provider for the Seller or any Person purporting to act on its behalf disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, any Credit Support Document to which it is a party;

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(vi)        (i) There occurs a default, an event of default or another similar condition or event (however described) in respect of the Seller or any Credit Support Provider for the Seller under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than the Threshold Amount and as a result such Specified Indebtedness has been or may be declared due and payable before it would otherwise have been due and payable or (ii) there occurs a default by the Seller or any such Credit Support Provider in making one or more payments on the due date thereof in an aggregate amount of not less than the Threshold Amount under any such agreements or instruments or under any Specified Transaction (after giving effect to any applicable notice requirement or grace period) or (iii) the combined amounts of Specified Indebtedness covered by clauses (i) and (ii) at least equal the Threshold Amount.

For this purpose, “Specified Indebtedness”, with respect to any Person, means all obligations of that Person (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money but shall exclude deposits received in the ordinary course of the Seller’s banking business or the banking business of the Seller’s Credit Support Provider; “Specified Transaction” means any (i) rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction, futures contract (whether exchange traded or otherwise) or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future (whether exchange traded or otherwise), option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made and any combination of any of these transactions; and “Threshold Amount” means U.S. $50,000,000 (or the equivalent in any other currency or currencies);

(vii)       The Seller or any Credit Support Provider for the Seller consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity, and the creditworthiness of the resulting, surviving or transferee entity after such consolidation, amalgamation, merger or transfer of assets is materially weaker than that of the Seller or such Credit Support Provider (as the case may be) immediately prior to such action as determined by the Buyer or Freddie Mac; or

(viii)      If at any time the long term unsecured and unsubordinated indebtedness or deposits (the “Long Term Senior Debt” of the Credit Support Provider of the Seller are rated below A+ by S&P (or such rating is suspended or withdrawn) or below A1 by Moody’s (or such rating is suspended or withdrawn), and Seller fails to post collateral to Buyer or assign Seller’s interest in this Agreement pursuant to Section 10(a) hereof.

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(ix)         At the option of the Buyer if at any time the Long Term Senior Debt of the Credit Support Provider of the Seller are rated below A- by S&P (or such rating is suspended or withdrawn) or below A3 by Moody’s (or such rating is suspended or withdrawn);

(x)          The Seller shall fail to comply with the provisions of Section 10(a) hereof.

(b)          Seller shall notify Buyer upon the occurrence of a Termination Event identified in Sections 9(a)(iii), (v) or (vi) hereof.

Section 10. Collateralization or Seller Replacement Event. (a) In the event that the Long Term Senior Debt of the Credit Support Provider for the Seller shall be below A1 by Moody’s or A+ by S&P, (such event being referred to herein as a “Credit Event”), within five Local Business Days of such Credit Event either (1) Seller’s obligations hereunder shall be collateralized on the terms and subject to the conditions set forth in this Agreement and in the Collateral Trust Agreement dated as of May 8, 2014 between the Seller and U.S. Bank National Association (“USB”), as supplemented from time to time, and incorporated by reference herein (the “Collateral Trust Agreement”), a copy of which is attached as Exhibit C hereto, or (2) at Seller’s sole cost and expense, Seller shall obtain a replacement counterparty who shall enter into an Agreement with Buyer on substantially the same terms as contained in this Agreement. Until such replacement counterparty is in place, Seller shall continue to perform its obligations under this Agreement. Such replacement counterparty must be approved by Freddie Mac and acceptable to Buyer in its sole discretion. Seller’s failure to comply with this provision will constitute a Termination Event for purposes of this Agreement.

Upon the occurrence of a Credit Event, and upon each subsequent change to the Long Term Senior Debt of the Credit Support Provider for the Seller, the Seller shall give notice to that effect to the Buyer, but failure to provide such notice shall not result in a Termination Event if Seller shall otherwise have provided Buyer collateral or obtained a replacement counterparty on the terms and subject to the conditions set forth in this Agreement and in the Collateral Trust Agreement.

(b) The amount of Collateral posted pursuant to section 10(a)(1) above will be calculated as a mid-market estimate of the value of this Agreement as of the date of the Credit Event and the collateral will be posted to USB.

The parties acknowledge that the calculation of the mid-market value used to determine the amount of collateral posted pursuant to the Collateral Trust Agreement may result in a value different than the Damages payable in connection with an early termination of this Agreement as calculated in Section 12(b) hereof. The cost to replace this Agreement with a new interest rate cap provider would be determined by a variety of factors, such as the then-current market conditions, and documentation requirements and credit rating requirements of the replacement transaction.

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Section 11. Early Termination.

(a)          At any time while a Termination Event is continuing, the Buyer may, with the prior written consent of Freddie Mac, or Freddie Mac may, in its absolute discretion, give notice of termination in accordance with this Section. If a party gives notice of supervening illegality, either party may give notice of termination in accordance with this Section in the circumstances described in Section 5. If a party is required to pay any additional amount pursuant to Section 6, it may give notice of termination in accordance with this Section in the circumstances described in Section 6.

(b)          Any notice of termination hereunder

(i)          shall state the grounds for termination;

(ii)         shall specify a date that is not before, nor more than 10 days after, the date the notice of early termination is given on which the payments required by Section 1 shall be made as provided therein (the “Early Termination Date”); and

(iii)        shall declare the obligations of the Seller to make the payments required by Section 2 that are scheduled to be made after the Early Termination Date to be terminated as of that date, and those obligations shall so terminate and be replaced by the parties’ obligations to make the payments specified in Section 12.

Section 12. Payments Upon Early Termination.

(a)          If notice of termination is given pursuant to Section 11, the Seller shall pay the Buyer an amount in Dollars determined pursuant to this Section 12 (the “Damages”).

(b)          The Buyer’s Damages in the event of early termination shall be the Market Quotation, if it can be determined and the Unpaid Amounts owing to the Buyer in respect of this Agreement. If it cannot be determined, the Buyer’s Damages shall be an amount in Dollars equal to the sum of the losses (including loss of bargain) a determined by the Buyer that it may incur as a result of the early termination or as a result of the event that served as the ground for early termination.

(c)          Payments to be made in accordance with this Section shall be made on the Early Termination Date. If the Buyer is entitled to be paid any amount in respect of its Damages in accordance with this Section, it shall submit to the Seller a statement in reasonable detail of those Damages.

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Section 13. Market Quotation.

(a)          For the purpose of determining the Market Quotation, the Buyer shall select, with the consent of Freddie Mac, four leading participants in the interest rate cap market (each a “Reference Market-maker”), in its sole discretion and in good faith, with a view to minimizing the Market Quotation (to the extent required by law); provided, however, that in doing so the Buyer shall be entitled to select market participants that are of the highest credit standing and that otherwise satisfy all the criteria that the Buyer applies generally at the time in deciding whether to enter into an interest rate protection transaction.

(b)          The Buyer shall request from each of the Reference Market-makers it has selected a quotation of the amount in Dollars which that Reference Market-maker would charge on the Early Termination Date as an up-front payment for entering into an agreement, effective on the Early Termination Date, pursuant to which it would be obligated to make all the payments scheduled to be made by the Seller under this Agreement after the Early Termination Date.

(c)          The Market Quotation shall be the arithmetic mean (rounded up, if necessary, to the nearest cent) of the amounts described in Section 12(b) that are quoted to the Buyer by the Reference Market-makers it has selected or, if only one Reference Market-maker will quote such a fee, the Market Quotation Value shall be the amount quoted by that Reference Market-maker. If no quotations are provided, it will be deemed that the Market Quotation in respect of the Agreement cannot be determined.

Section 14. Costs and Expenses.

(a)          Each of the parties shall pay, or reimburse the other on demand for, all stamp, registration, documentation or similar taxes or duties, and any penalties or interest that may be due with respect thereto, that may be imposed by any jurisdiction in respect of its execution or delivery of this Agreement. If any such tax or duty is imposed by any jurisdiction as the result of the conduct or status of both parties, each party shall pay one half of the amount of the tax or duty.

(b)          The Seller shall pay, or reimburse the Buyer on demand for, all reasonable costs and expenses incurred by the Buyer in connection with enforcement of its rights under this Agreement or as a consequence of a Termination Event, including, without limitation, fees and expenses of legal counsel.

Section 15. Nonassignment. Neither party shall assign or otherwise transfer its rights or obligations hereunder or any interest herein to any other Person or any of its other branches or offices without the prior written consent of the other party to this Agreement and Freddie Mac, unless the assignment or transfer by the Seller is pursuant to Section 5 or Section 6 and provided that:

(a)          the Seller gives the Buyer 10 Business Days’ prior written notice of the assignment or transfer;

(b)          the assignee or transferee meets the criteria set forth in Section 5(a) or Section 6(b)(i), as the case may be;

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(c)          the credit policies of the Buyer or Freddie Mac at the time would permit the Buyer to purchase an interest rate cap from the assignee or transferee without credit support;

(d)          a Termination Event does not occur as a result of such transfer;

(e)          on or prior to the effective date of the transfer, this Agreement (including, without limitation, any Tax covenants (if any) in Exhibit B to this Agreement) and all other related documents shall have been amended to reflect the transfer in a manner reasonably satisfactory to Buyer; and

(f)          on or prior to the effective date of the transfer, Seller shall have agreed in writing to indemnify and hold harmless Buyer in a manner reasonably satisfactory to Buyer from and against any adverse tax consequences and any related fees, expenses and other losses resulting from the transfer, subject to the following conditions: (i) notwithstanding Seller’s duty to indemnify Buyer, Buyer shall at all times retain sole control and decision-making authority with regard to any tax issues affecting Buyer or related litigation arising from or in connection with said transfer; and (ii) such indemnification shall be made as such expenses are incurred by Buyer and at such time as Buyer is required to pay any such tax liability, provided that Seller shall not be required to make such indemnification until five Business Days after it has received written notice from Buyer of expenses or liabilities for which Buyer seeks reimbursement.

Any purported transfer in violation of this Section shall be void. The parties are acting for purposes of this Agreement through their respective branches or offices specified in Exhibit A.

The Seller shall not unreasonably withhold its consent to an assignment or transfer proposed by the Buyer, or by any subsequent assignee or transferee of the Buyer, if the Seller would be entitled to make the payments it is required to make pursuant to Section 2 to the proposed assignee or transferee lawfully and without withholding for or on account of Taxes and the proposed assignee or transferee assumes the obligations of the Buyer under the Tax covenants (if any) of the Buyer in Exhibit B to this Agreement to the satisfaction of the Seller and if the proposed assignee or transferee provides all information (if any) necessary for Seller to comply with any applicable money laundering “know your customer” or government regulations, including but not limited to regulations under the Dodd Frank Wall Street Reform and Consumer Protection Act.

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Notwithstanding the provisions of this Section 15 to the contrary, the Seller consents to the Buyer’s grant of a security interest herein to Freddie Mac, its successors and a Permitted Assign. The Buyer and Seller agree that Freddie Mac may exercise the rights of the Buyer hereunder from time to time, and Buyer agrees that the Seller (i) may rely conclusively on the written instructions of Freddie Mac or a Permitted Assign to Seller made pursuant to this Agreement, (ii) has no duty to investigate or verify such written instructions, and (iii) shall not be liable for any actions taken in accordance with such written instructions except actions involving Seller’s own gross negligence or willful misconduct. “Permitted Assign” means any national banking association organized under the laws of the United States or Deutsche Bank Trust Company Americas which serves as trustee (“Trustee”) of a Freddie Mac-sponsored securitization trust and its successors and assigns. No assignment of a security interest in this Agreement shall be effective with respect to the Seller until delivery to the Seller of a written notice of such assignment (“Assignment Notice”) in the form of Exhibit E hereto, in connection with an assignment by Freddie Mac to the Trustee, and Exhibit F hereto with respect to an assignment by the Trustee, executed by the Trustee, as assignor, and by the assignee. The Assignment Notice identified in Exhibit F must be accompanied by a certificate of authority and incumbency satisfactory to the Seller delivered by each of the assignor and assignee. No assignment by the Trustee shall be effective with respect to the Seller unless the Seller determines under the then-current regulations and policies of the Seller that the assignee qualifies as a counterparty to the Seller. Buyer hereby consents to the assignment of Freddie Mac’s security interest in this Agreement to any Permitted Assign. Buyer and Seller agree that, following receipt of an Assignment Notice by Seller, the assignee, or its designated servicer, shall be entitled to exercise all rights of Freddie Mac set forth herein. Accordingly, all payments hereunder shall be made in accordance with Section 3 hereof and to the account of the Servicer as specified in Exhibit A hereto unless instructed otherwise by Freddie Mac or a Permitted Assign, as applicable.

Seller shall be held harmless and shall be fully indemnified by the Buyer, from and against any and all claims, other than those arising out of the gross negligence or willful misconduct of the Seller, from and against any damages, penalties, judgments, liabilities, losses or expenses (including attorney’s fees and disbursements) reasonably incurred by the Seller as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any action taken or omitted to be taken by the Seller in reliance upon the Assignment Notice, the assignment of the security interest in the Rate Cap Agreement to Freddie Mac, or any instructions or notice provided by Freddie Mac, a Permitted Assign or its servicer, or the Buyer.

All notices delivered to Seller pursuant to this Section 15 shall also be delivered to USB at the address set forth in the Collateral Trust Agreement.

Section 16. Waivers: Rights Not Exclusive. No failure or delay by a party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be effective unless given in writing. No waiver of any such right shall be deemed a waiver of any other right hereunder. The right to terminate provided for herein is in addition to, and not exclusive of, any other rights, powers, privileges or remedies provided by law.

Section 17. Interpretation. The section headings in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision hereof.

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Section 18. Notices. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Sections 2, 5, 6, 9, 11 or 12 may not be given by facsimile transmission or electronic mail) to the address or number provided (see Exhibit A) and will be deemed effective as indicated: (i) if in writing and delivered in person or by courier, on the date it is delivered; (ii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine); (iii) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or (iv) if sent by electronic mail, on the date that it is delivered, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

Section 19. Amendments. This Agreement may be amended only by an instrument in writing executed by the parties hereto and the prior written consent of Freddie Mac.

Section 20. Survival. The obligations of the parties under Section 6, Section 12 and Section 14 shall survive payment of the obligations of the parties under Section 2 and Section 4 and the termination of their other obligations hereunder.

Section 21. Jurisdiction; Governing Law.

(a)          Any action or proceeding relating in any way to this Agreement may be brought and enforced in the courts of the State of New York or of the United States for the Southern District of New York, and each of the parties irrevocably submits to the non-exclusive jurisdiction of each such court in connection with any such action or proceeding.

(b)          This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to its choice of law doctrine.

Section 22. Independence of this Agreement. It is the parties’ intention that no other agreements or arrangements between them or any of their affiliates affect the transaction provided for herein except as expressly provided herein. Therefore, except as expressly provided herein, the Seller’s obligation to make payments to the Buyer hereunder shall not be subject to early termination or to any condition precedent, no such payment obligation shall be netted against any payment due from the Buyer or any third party under any other agreement or instrument, and neither the Seller nor any third party shall have any right to set off any such payment due from the Seller to the Buyer or withhold any such payment, in whole or in part, pending payment of any amount payable by the Buyer or any third party to the Seller or any third party. In addition, the terms set forth in this provision may not be modified except in a written amendment to this Agreement executed by both parties hereto that (i) is expressly identified in capital letters as modifying this provision (identified by its title) and (ii) deals only with such modification.

14

Section 23. Waiver of Jury Trial. Each of the Buyer and the Seller, respectively, hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each of the Buyer and the Seller (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this Section.

Section 24. Setoff. The obligation to pay amounts due hereunder shall be absolute and unconditional and shall not be subject to diminution by set-off, recoupment, counterclaim, abatement or otherwise.

Section 25. Counterparts: Integration of Terms. This Agreement may be executed in counterparts, and the counterparts taken together shall be deemed to constitute one and the same agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.

Section 26. Contractual Currency. The provision on Contractual Currency set forth in Part 4 of Exhibit A will apply if the Seller or any Credit Support Provider for the Seller is not organized in the U.S. or is acting through any office outside the U.S.

[Signature page follows]

15

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

SMBC CAPITAL MARKETS, INC.

By	/s/ Ng Ho
Name: Ng Ho
Title: Assistant Vice President

By	/s/ Danny Boodram
Name: Danny Boodram
Title: Vice President

BR CARROLL GLENRIDGE, LLC, a Delaware limited liability company

By:	/s/ Jordan Ruddy
Jordan Ruddy
Authorized Signatory

[Signature Page to Nevadan Apartments Rate Cap Agreement]

16

EXHIBIT A

notice addresses and other matters

Part 1:	Addresses for Notices and Accounts for Payments:

The Seller:

Address:	SMBC Capital Markets, Inc.
277 Park Avenue, Fifth Floor
New York, New York 10172
	Attention:	President
	Telephone:	(212) 224-5022
	Facsimile:	(212) 224-4938
(212) 225-5111 (for payment and reset notices)

Payments to Seller:	Depository: JPMorgan Chase Bank, N.A. New York Branch
	ABA Routing No.:	021000021
	Address:	New York, New York
	In Favor Of:	SMBC Capital Markets, Inc.
	Account No.:	544-7-77993
	CHIPS:	295277

The Buyer:

Address:

BR Carroll Glenridge JV, LLC

c/o Bluerock Real Estate, L.L.C.

Attention: Molly Brown

712 Fifth Avenue, 9th Floor

New York, NY 10019

Email: mbrown@bluerockre.com

Tel.: (646) 278-4234

With copies to:

Chatham Financial Corporation

Attention: Scarlett Montana

235 Whitehorse Lane

Kennett Square, Pennsylvania 19348

Phone: (610) 925-3120

Email: smontana@chathamfinancial.com

Fax: (610) 925-3125

copies to Freddie Mac:

Address:	Federal Home Loan Mortgage Corporation
8100 Jones Branch Drive
Mail Stop B2E
McLean, Virginia 22102

Attention: Multifamily Loan Accounting/Operational Close
Telephone: (703) 714-4177
Fax: 571-382-4798
E-Mail: mfla@freddiemac.com

and

Federal Home Loan Mortgage Corporation
8100 Jones Branch Drive
Mail Stop B4G
McLean, Virginia 22102
Attention: Multifamily Asset Management/Servicing
Telephone: (703) 714-3194 (Steve Power)
E-Mail: mf_spi_hedge@freddiemac.com

and

Federal Home Loan Mortgage Corporation
8200 Jones Branch Drive
Mail Stop 210
McLean, Virginia 22102
Attention: Managing Associate General Counsel - Multifamily Real Estate (Legal Division)
Telephone: (703) 903-2538
E-Mail: Joshua_schonfeld@freddiemac.com

Payments to Buyer (pursuant to Section 3, payments are to be made as will be specified):

Bank Name:	KeyBank, Cleveland, OH
ABA No.:	041001039
Account No.:	359951013036
Account Name:	KCM PAYMENT CLEARING
Ref: Loan No.:	Nevadan Apartments; Loan No. 50-1190061

Part 2:	Documents to be delivered by the Seller to the Buyer

(a)          Credit Support Documents to be delivered by the Seller:

(i) The Collateral Trust Agreement between Seller and U.S. Bank National Association, as Collateral Trustee, as amended or supplemented from time to time, dated as of May 8, 2014 attached hereto as Exhibit C;

(ii) Guaranty of Sumitomo Mitsui Banking Corporation attached hereto as Exhibit D; and

(iii)        The Collateral Trust Agreement Supplement executed by Buyer and acknowledged by Seller and U.S. Bank National Association, as Collateral Trustee, dated as of the date of this Agreement.

A-2

(b)          Other:

Evidence of the authority, incumbency and specimen signature of the party executing this Agreement and the Guaranty of Sumitomo Mitsui Banking Corporation

Part 3:                 Credit Support Provider for the Seller: Sumitomo Mitsui Banking Corporation.

Part 4:                 Each reference in this Agreement to Dollars (the “Contractual Currency”) is of the essence. The obligation of each party in respect of any amount due under this Agreement in the Contractual Currency is, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the Contractual Currency that the intended payee may, in accordance with normal banking procedures, purchase with the sum paid in that other currency (after any premium and costs of exchange) on the Business Day in New York City immediately following the day on which that payee receives the payment. If the amount in the Contractual Currency that may be so purchased for any reason falls short of the amount originally due, the party owing that amount shall pay such additional amount, in the Contractual Currency, as is necessary to compensate for the shortfall. Any obligation of that party not discharged by that payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

A-3

EXHIBIT B

TAX REPRESENTATIONS AND COVENANTS

A.           Tax Representations and Covenants

Representations of each of the Seller and the Buyer

For the purpose of this Agreement, each of the Buyer and Seller hereby represents, respectively, that it is a “United States person” for purposes of the United States Internal Revenue Code of 1986, as amended. It is not required by any applicable law, as modified by the practice of any relevant governmental authority, to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 4 to be made by it to the other party) under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party below in this Exhibit and (ii) the satisfaction of the covenant of that other party contained below in this Exhibit and the accuracy and effectiveness of any document provided by that other party pursuant to any such covenant.

B.           Payee Tax Representations

Of the Seller:

Seller is a corporation organized under the laws of Delaware and its United States taxpayer identification number is 13-3380138.

Of the Buyer:

Buyer’s taxpayer identification number is 81-3531313 and is not acting as an agent or intermediary for a foreign Person.

C.           Covenants

Of Each Party:

If a party is required at any time to execute any form or document in order for payments to it hereunder to qualify for exemption from withholding for or on account of Taxes or to qualify for such withholding at a reduced rate, that party shall, as soon as practicable after request from the other party, execute the required form or document and deliver it to that other party.

Of the Seller:

None

Of the Buyer:

None

EXHIBIT C

COLLATERAL TRUST AGREEMENT

EXHIBIT D

GUARANTY OF SUMITOMO MITSUI BANKING CORPORATION

EXHIBIT E

NOTICE OF TRANSFER OF SECURITY INTEREST IN RATE CAP AGREEMENT

(“Assignment Notice”)

RE:	The Rate Cap Agreements identified in Schedule 1 hereto, each by and between SMBC Capital Markets, Inc. (“Seller”) and the identified counterparties (each, a “Rate Cap Agreement”).

Effective Date:       ________________

This Assignment Notice is delivered pursuant to Section 15 of the Rate Cap Agreement and is effective as of the Effective Date.

The Federal Home Loan Mortgage Corporation (“Assignor”) previously made a variable rate loan to [       ] (as “Buyer”) (“Loan”) and required Buyer to purchase the Rate Cap Agreement and to grant a collateral security interest in the Rate Cap Agreement to Assignor as additional security for the Loan.

As permitted under Section 15 of the Rate Cap Agreement, Assignor has transferred the Loan and its security interest in the Rate Cap Agreement to ____________________________________________ (“Assignee”) as trustee of a Freddie Mac-sponsored securitization trust. Assignor affirmatively states that it no longer has any right, title or interest in or to the Rate Cap Agreement, including but not limited to the right to receive (a) any payments made thereunder by Seller and (b) notices directions and correspondence relating to the Rate Cap Agreement. Commencing on the Effective Date, Assignee may exercise all rights under the Rate Cap Agreement previously exercisable by Assignor.

Assignor has designated _________________________________________as its servicer for the Loan.

[Check one]

☐	The wire instructions for payments by Seller pursuant to the Rate Cap Agreement remain unchanged.

☐	Following the date set forth above, all payments made by Seller pursuant to the Rate Cap Agreement shall be wired pursuant to the following instructions:

Bank:

ABA No.:

Acct No.:

Acct Name:

Ref:

Commencing on the Effective Date set forth above, all notice and notices, directions and correspondence relating to the Rate Cap Agreement and addressed to Buyer shall be copied to the Assignee at the following notice address.

[address with phone number]

ASSIGNOR

Federal Home Loan Mortgage Corporation

By:
Name:
Title:
Date:

ASSIGNEE

, as trustee
By:
Name:
Title:
Date:

E-2

EXHIBIT F

NOTICE OF TRANSFER OF SECURITY INTEREST IN RATE CAP AGREEMENT BY
SECURITIZATION TRUSTEE

(“Assignment Notice”)

RE:	Rate Cap Agreement dated _______________ by and between ________________________________ (“Buyer”) and SMBC Capital Markets, Inc. (“Seller”) (Reference No.: ___________________) (“Rate Cap Agreement”).

Effective Date: ________________

This Assignment Notice is delivered pursuant to Section 15 of the Rate Cap Agreement and is effective as of the Effective Date.

__________________________________________________, as trustee of a Freddie Mac-sponsored securitization trust (“Assignor”) previously held a variable rate loan to Buyer (“Loan”) and a collateral security interest in the Rate Cap Agreement to as additional security for the Loan.

As permitted under Section 15 of the Rate Cap Agreement, Assignor has transferred its collateral security interest in the Rate Cap Agreement to ____________________________________________ (“Assignee”). Assignor affirmatively states that it no longer has any right, title or interest in or to the Rate Cap Agreement, including but not limited to the right to receive (a) any payments made thereunder by Seller and (b) notices, direction or correspondence relating to the Rate Cap Agreement. Commencing on the Effective Date, Assignee may exercise all rights under the Rate Cap Agreement previously exercisable by Assignor.

Enclosed herewith are the authority and incumbency certificates of the Assignor and Assignee.

Commencing on the Effective Date, all payments made by Seller pursuant to the Rate Cap Agreement shall be wired pursuant to the following instructions:

Bank:

ABA No.:

Acct No.:

Acct Name:

Ref:

Assignee hereby agrees to indemnify and hold harmless and defend Seller from and against any and all claims, other than those arising out of the gross negligence or willful misconduct of Seller, and from and against any damages, penalties, judgments, liabilities, losses or expenses (including attorney’s fees and disbursements) reasonably incurred by Seller as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any action taken or omitted to be taken by Seller in reliance upon this Assignment Notice or any other written notice or direction provided by Assignee. Further, all parties hereto agree that following the execution of this Assignment Notice, the Seller (i) may rely conclusively on the written instructions of the Assignee, (ii) has no duty to investigate or verify such written instructions, and (iii) shall not be liable for any actions taken in accordance with such written instructions except actions involving Seller’s own gross negligence or willful misconduct.

Commencing on the Effective Date, all notice and notices, directions and correspondence relating to the Rate Cap Agreement and addressed to Buyer shall be copied to the Assignee at the following notice address.

[address including phone number]

Assignee and Assignor acknowledge that this Assignment Notice is not effective with respect to Seller if Seller determines that, under current regulations or Seller policy, Assignee is not eligible to be a counterparty of the Seller. Seller’s signature below evidences that Assignee constitutes an eligible counterparty of Seller.

ASSIGNOR

____________________________________,

As trustee of _________________________

By:
Name:
Title:
Date:

ASSIGNEE

By:
Name:
Title:
Date:

F-2